Exhibit 99.2

Q2 2022 Earnings Call Script for August 22, 2022 at 5:00 pm ET Page 1 of 7

Greenrose – Q2 2022 Earnings Call Script

Speaker Version

Speakers

Mickey Harley, Greenrose – CEO

Bernard Wang, Greenrose – CFO

Paul “Otto” Wimer, Greenrose – Chief Business Officer

SETUP

Speaker Dial-In Numbers (for Mickey, Bernard, and Paul):

Speaker Access (for Mickey Harley, Bernard Wang, and Paul Wimer): You should have received login details from the email WebcastingSupport@notified.com on August 16th.

●	Mickey Harley, Bernard Wang, and Paul Wimer will dial into the speaker dial-in numbers relayed from Notified approximately 15 minutes prior to the conference start time. Once all speakers are connected, they will be placed into a sub-conference where the Operator will review any special instructions with them, as well as perform a sound check.

●	All other parties will Register and dial at approximately 10 minutes prior to the conference start time and ask for the Greenrose Holding Company’s Q2 2022 Earnings Call. As they register, the Operator will retrieve their names, company names and phone numbers and they will then be placed on a brief music hold until the call ready to begin.

●	To access the Conference Director Program (online Q&A view) for this conference, please follow these steps:

1.) Register with the link provided in your inbox from WebcastingSupport@notified.com

2.) Dial in details to be provided following registration with walkthrough instructions

PRESENTATION

Operator

Good afternoon, everyone and thank you for participating in today’s conference call to discuss The Greenrose Holding Company’s financial results for the second quarter ended June 30, 2022.

Joining us today are Greenrose’s CEO, Mickey Harley, the company’s CFO, Bernard Wang, and the company’s Chief Business Officer, Paul Wimer.

Before I introduce Mickey, I remind you that during today’s call, including the question-and-answer session, statements that are not historical facts, including any projections or guidance, statements regarding future events or future financial performance or statements of intent or belief, are forward-looking statements and are covered by the safe harbor disclaimers contained in today’s press release and the company’s public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.

Specifically, please refer to the company’s Form 10-Q for the quarter ended June 30, 2022, which was filed prior to this call, as well as other filings made by Greenrose with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

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Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and a statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company’s financial condition and results of operations is included in today’s press release that is posted on the company’s website.

With that, I will turn the call over to Mickey.

Mickey Harley – Greenrose – CEO

Thank you, operator, and good afternoon, everyone.

We continued to make progress on strengthening our foundation as an early-stage multi-state operator during the second quarter. Across the two states in which we operate—Connecticut and Arizona—we have worked diligently to optimize and ramp our capacity in an effort to deepen our presence in these markets and prepare for forthcoming expansion opportunities, in particular the opening of the Connecticut adult-use market.

Our second quarter revenue increased 40% year-over-year due to incremental revenue contributions from True Harvest, where we have made strong progress with de-bottlenecking our operations and have generated sequential month-over-month sales improvements. The operational improvements allowed us to focus our efforts on sales and market share, noting that as per BDSA, sales in AZ were off year-over-year, while we increased our own sales during the same time period. At the same time, we are observing increased wholesale supply generally in the AZ market, which appears to be putting pressure on both wholesale and retail pricing. As a premium-tier producer in AZ, we have seen less of an impact, but we are closely monitoring the market dynamics.

From a production perspective, we have continued to finish the build-out of our expanded cultivation capacity at True Harvest. While our True Harvest production has generally been below capacity, we expect a stronger second half now that the facility is fully activated, with the seventh and eighth flower rooms now online. To handle our increased capacity, we are currently expanding our True Harvest sales team. As we bring more of this capacity online, we look forward to further improving our operational efficiencies, bringing costs down, and expanding margins.

In Connecticut, Theraplant has continued to operate well. We have continued working to ramp our expanded cultivation capacity at Theraplant, as well as build inventory ahead of the expected start of recreational cannabis sales in the state. After we completed the population of all our grow rooms at our cultivation facility last quarter, we successfully completed our first harvest from our two newest grow rooms in June. As we have scaled the operations, the Theraplant management team has executed in an extremely efficient manner, driving an already low-cost per pound down further. At the same time, we have continued to build inventory in preparation of the opening of the CT adult-use market. Overall, Theraplant continues to generate strong free cash flow, and we are excitedly awaiting the adult-use market.

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Within Connecticut’s current medical market, we continued to experience headwinds from lower patient demand during the second quarter, as well as increased competition from the state’s illicit market. These headwinds impacted our revenue performance during the quarter, which came in softer than expected. While these dynamics have created a challenging operating environment in the first half of this year, we have focused on maintaining our strong wholesale relationships with our dispensary partners throughout Connecticut as we navigate limited visibility on how the state’s medical market may evolve going forward.

As our Chief Business Officer, Paul Wimer, will discuss in greater detail later in the call, Greenrose, together with its partners, filed initial retail license applications in Connecticut as part of the state’s equity joint venture, or EJV, program subsequent to the end of the second quarter. In the Connecticut Social Equity Council’s review of the applications, we were among the 14 applicants were denied due to certain identified deficiencies. We are currently working with our partners to address these deficiencies in the applications and satisfy applicable regulatory requirements while also exploring other ways to participate in the forthcoming recreational retail landscape.

As the year has progressed, our view into when and how the CT adult-use market will open has evolved and accordingly, we are reforecasting our 2022 and 2023 projections. As we do this work, we are temporarily suspending our 2022 financial outlook, which had assumed an October 1, 2022 start date to Connecticut’s recreational cannabis sales. We expect to update the market with our reforecasts for 2022 and 2023 soon.

As we progress into the second half of the year, we believe we are well-positioned to continue expanding our operations and enhancing our presence in Arizona and Connecticut. We are growing the foundation of our multi-state presence around two robust, efficient cultivation operations that are positioned to benefit from not only the early-stage recreational market opportunities in these states, but also the traction that our Theraplant and Shango-branded products have already gained in these markets. We continue to believe that leading with cultivation allows us to focus on enhancing our capacity and operational efficiencies to serve our rapidly expanding addressable markets in each state. I am proud of our team’s work to do so through the first half of this year, and we look forward to making additional progress on these fronts over the coming quarters.

We will have more to say on our strategic objectives later in the call, but first, I’d like to introduce and turn the call over to our new chief financial officer, Bernard Wang. Bernard was appointed as our new CFO effective August 8th, and he brings over 25 years of finance and accounting experience assisting in both public and private companies to improve internal controls and accounting processes, and capital raising initiatives. We look forward to leveraging Bernard’s strong public company reporting and cannabis industry expertise, and we would like to thank our former CFO, Scott Cohen, for his contributions to Greenrose during his time with the company.

Now, I’d like to turn the call over to Bernard for a quick introduction. Bernard, over to you.

Q2 2022 Earnings Call Script for August 22, 2022 at 5:00 pm ET Page 4 of 7

Bernard Wang – Greenrose – CFO

Thank you, Mickey. It’s great to be speaking with all of you today. As Mickey mentioned, I have worked with both public and private companies over the past 25 years in various finance and accounting capacities. Most recently, I served as the interim corporate controller and director of accounting at Fat Brands, and I previously served as the corporate controller and vice president of finance at Canndescent, a California-based luxury cannabis company.

I look forward to working with our Greenrose team to support our strategic objectives as an early-stage cannabis company. Now, to review the company’s second quarter financial results and a few other operational highlights, I’ll turn the call over to our Chief Business Officer, Paul Wimer. Paul?

Paul Wimer – Greenrose – Chief Business Officer

Thank you, Bernard.

Turning to our financial results…

Revenue in the second quarter of 2022 increased 40% to $9.2 million compared to $6.6 million in the year-ago quarter. The increase primarily reflects incremental revenue contributions from True Harvest compared to the prior year period, which only included contributions from Theraplant. Theraplant’s second quarter revenues decreased year-over year as a result of sustained demand headwinds in Connecticut’s medical market, as well as increased competition and impacts from the state’s illicit market. True Harvest’s second quarter revenue performance continues to reflect the impacts of production disruptions resulting from the facility’s recent expansion.

Cost of goods sold, net, for the second quarter of 2022 was $6.3 million compared to $2.1 million in the year-ago quarter. The increase was due to purchase accounting considerations in the fair value step up of inventory, which amounted to a $1.2 million cost increase for Theraplant. Cost of goods sold during the second quarter also reflects a $2.9 million cost contribution from True Harvest, including True Harvest’s fair value step up of inventory. We also continued to incur start-up costs related to initial planting and production processes at Theraplant’s new production facility, as well as ramping our expanded capacity at both Theraplant and True Harvest.

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Gross profit in the second quarter of 2022 was $2.9 million compared to $4.4 million in the year ago quarter, reflecting a gross margin of 31.5% compared to 67.6% in Q2 2021. The decrease was primarily due to the purchase accounting considerations in the fair value step up of inventory I just mentioned, partially offset by $1.3 million in incremental gross profit contribution from True Harvest.

General and administrative expenses for the second quarter of 2022 were $3.3 million compared to $0.6 million in the year-ago quarter. This increase was primarily driven by incremental cost contributions from True Harvest relative to the prior year period—which only included expenses from Theraplant—as well as additional public company expenses.

Net loss in the second quarter of 2022 was $10.3 million compared to a net income of $3.3 million in the year ago quarter. This was primarily attributable to the revenue impacts of the production interruptions at True Harvest and ongoing demand headwinds in the Connecticut market, as well as increased interest expense of $6.9 million, purchase accounting fair value inventory step-up of $2.2 million, and intangible amortization expense of $4.0 million.

Adjusted EBITDA for the second quarter of 2022 was $3.1 million compared to $4.6 million in the year ago quarter. The decrease was primarily driven by the lower level of gross profit generated during the quarter, higher corporate general and administrative expenses, and costs related to ramping our production capacity at Theraplant and True Harvest.

Capital expenditures for the second quarter of 2022 were $0.9 million compared to $1.9 million in the year ago quarter. The decrease primarily reflects our completed construction on Theraplant’s cultivation expansion, which concluded at the end of 2021. While we continue to expect some incremental capex related to completing our next phase of build-out at True Harvest, we still expect to operate at more of a maintenance-level quarterly run rate as we continue ramping our capacity and begin restoring more normalized operations thereafter.

At June 30, 2022, cash and cash equivalents, combined with restricted cash totaled $2.7 million compared to $9.1 million at December 31, 2022. The decrease was driven by acquisition-related expenses and debt obligations.

Finally, as Mickey mentioned earlier, we are temporarily suspending our full year 2022 financial outlook, in which we had previously expected revenue to range between $100 million to $120 million; net income to range between a net loss of approximately $5 million to a net income of approximately $1 million, excluding any fair value adjustments to financial instruments and transaction related expenses; and adjusted EBITDA to range between $65 million to $75 million. We are suspending until we can gain greater visibility and clarity on the timing of Connecticut’s recreational sales roll-out, as our projections had assumed an expected Q4 2022 start for these sales. As we gain additional visibility, we expect to re-evaluate and provide updates on our full year 2022 projections.

Through the remainder of 2022, we expect to remain focused on further enhancing our operational and capital efficiency, deepening and expanding our wholesale networks in both Connecticut and Arizona, and maintaining the high quality for which our products are known across the communities we serve.

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Turning to some of our other operational highlights…in addition to Bernard’s appointment as our new CFO, we made another key leadership appointment this month. Effective August 1st, we appointed Benjamin Rose to our board of directors. Ben is the founder and managing partner of Boundary Peak Advisors, and he brings over 25 years of experience in the investment industry, with experience supporting growth initiatives and capital-raising efforts for early-stage companies across several emerging industries, including cannabis. In his role at Boundary Peak, he helped facilitate our $105 million senior secured credit facility from DXR Finance to assist with completing our acquisition of Theraplant. Ben has also served as chairman of the board for MedMen, where he spearheaded several restructuring and governance improvements, including facilitating a backstopped $100 million equity private placement led by Serruya Private Equity.

Both Ben and Bernard bring deep cannabis industry and public company experience to Greenrose as we navigate our early days as a public multi-state cannabis operator. We believe their appointments strengthen our leadership team as we continue ramping our presence in our current markets and improving our capital and operational efficiency. We welcome their contributions as we drive forward on our strategic objectives this year.

To provide some additional color on a market-level strategic update Mickey mentioned earlier, we took an initial step to enter Connecticut’s recreational cannabis market on a retail level. Subsequent to the second quarter, we, together with our partners, applied for four retail licenses and two hybrid retail licenses in Connecticut through the state’s developing EJV program. Of these, the four Greenrose-related retail licenses were among the 14 retail applications that were recently denied by Connecticut’s Social Equity Council based on the proposed structure of our partnerships. We are working with our partners to address these concerns and meet the applicable regulatory requirements.

As we’ve discussed today, this environment has challenged our visibility as to the timing and potential progress on our planned retail expansion and how soon we can begin participating in the upcoming recreational market. For the time being, we are working closely with our partners to stay apprised of further regulatory developments and ensure that we are in compliance with the state’s recreational structure as it unfolds. As of now, we believe that Theraplant’s robust production operations and strong wholesale relationships position us well to benefit from the recreational market once it activates.

From a production standpoint in both of our state markets, we remain comfortable with our current cultivation footprint, as we have an expanding grow capacity that provides robust supply to our wholesale markets and has plenty of room for continued expansion. As we ramp our cultivation operations at our expanded Theraplant facility and continue to progress our activation and construction efforts on our additional capacity at True Harvest, we are focused on improving our ability to serve our existing wholesale networks in each state market and improve our foundation for vertical integration as retail opportunities come to fruition.

Looking ahead, we are focused on building upon our two-state platform in Arizona and Connecticut through leveraging our existing production efficiencies at Theraplant and True Harvest, further supporting our high-quality flower brands, and improving our positioning for additional expansion opportunities as they arise. While our work to establish our platform is still in early days, we will continue our diligent efforts to strengthen and scale our foundation as an emerging premium operator.

Q2 2022 Earnings Call Script for August 22, 2022 at 5:00 pm ET Page 7 of 7

[OPERATOR NAME], we’ll now open up the call for Q&A.

QUESTION & ANSWER

Operator

Thank you, sir.

[Operator provides standard instructions]

And, our first question will come from [name and company name of caller] …. please proceed.

[Questions asked and answered until time is up or no more questions. Before the last question is asked, operator reminds everyone of the instructions for how to ask a question…which may prompt more questions.]

Operator

At this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Harley for closing remarks.

Mickey Harley – Greenrose – CEO

Thank you, [OPERATOR NAME]. I’d like to thank everyone that attended the call today, and we look forward to speaking with our investors when we report our third quarter results in November.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

END